Exhibit 99.5

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES, AND OTHER NOMINEES

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Granite Ridge Resources, Inc.

for

Shares of Common Stock

of

Granite Ridge Resources Inc.

and

Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (EACH AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JUNE 16, 2023, OR SUCH LATER TIME AND DATE TO WHICH THE COMPANY MAY EXTEND THE OFFER. GRANITE RIDGE WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

May 19, 2023

To Our Clients:

Enclosed are the prospectus/offer to exchange, dated May 19, 2023 (as it may be amended and supplemented from time to time, the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants (“Granite Ridge Warrants” or “warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Granite Ridge Common Stock”), to receive 0.250 shares of Granite Ridge Common Stock in exchange for each warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Time, on June 16, 2023, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to all holders of the Granite Ridge Warrants to purchase Granite Ridge Common Stock at an exercise price of $11.50 per share.

The Granite Ridge Warrants were originally sold as part of the CAPS™ in connection with the initial public offering (the “ENPC IPO”) of Executive Network Partnering Corporation, a Delaware corporation (“ENPC”) (whether they were purchased in the ENPC IPO or thereafter in the open market). Each CAPS™ sold in the ENPC IPO originally consisted of (i) one share of Class A common stock of ENPC (“ENPC Class A Common Stock”) and one-quarter of one warrant to purchase one share of ENPC Class A Common Stock (the “ENPC Warrants”). Pursuant to the Assignment, Assumption and Amendment Agreement, dated as of October 24, 2022  (the “Warrant Agreement Amendment and Assignment”), by and among the Company, ENPC and Continental Stock Transfer & Trust Company (“Continental”), each ENPC Warrant was converted into one Granite Ridge Warrant.

Each Granite Ridge Warrant entitles the holder to purchase one share of Granite Ridge Common Stock at a price of $11.50 per share, subject to adjustment. The Granite Ridge Warrants are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “GRNT WS.” As of May 12, 2023, 10,349,975 Granite Ridge Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 2,587,493 shares of Granite Ridge Common Stock in exchange for the Granite Ridge Warrants.

Each holder whose warrants are exchanged pursuant to the Offer and Consent Solicitation (as defined below) will receive 0.250 shares of Granite Ridge Common Stock for each warrant tendered by such holder and exchanged. Any warrant holder that participates in the Offer and Consent Solicitation may tender less than all of its warrants for exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of Granite Ridge Common Stock on the NYSE on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Granite Ridge Warrants to amend (the “Warrant Amendment”) that certain Warrant Agreement, dated as of September 15, 2020, by and between ENPC and Continental, as warrant agent, as amended on March 24, 2021, by and between ENPC and Continental Stock Transfer & Trust Company and as assigned pursuant to the Warrant Agreement Amendment and Assignment (as amended and assigned, the “Warrant Agreement”), to permit the Company to require that each Granite Ridge Warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Granite Ridge Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

Pursuant to the terms of the Warrant Agreement, the proposed Warrant Amendment requires the vote or written consent of holders of at least 50% of each of the outstanding Granite Ridge Warrants.

Parties representing approximately 51.3% of the outstanding Granite Ridge Warrants have agreed to tender their Granite Ridge Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, because the holders of more than 50% of our outstanding Granite Ridge warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described in the Offer and Consent Solicitation are satisfied or waived, then the Warrant Amendment will be adopted.

Holders of Granite Ridge Warrants may not consent to the Warrant Amendment without tendering Granite Ridge Warrants in the Offer and holders may not tender such Granite Ridge Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of this Letter of Transmittal and Consent relating to the Granite Ridge Warrants and, therefore, by tendering Granite Ridge Warrants for exchange, holders will be delivering to us their consent to the Warrant Amendment. Warrant holders may revoke consent at any time prior to the Expiration Date by withdrawing the warrants holders have tendered in the Offer.

Granite Ridge Warrants not exchanged for shares of our Granite Ridge Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, the Company intends to require the exchange of all outstanding Granite Ridge Warrants to shares of Granite Ridge Common Stock as provided in the Warrant Amendment.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Granite Ridge Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.250 shares of Granite Ridge Common Stock for each warrant so tendered.

We are the owner of record of warrants held for your account. As such, only we can exchange and tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender warrants we hold for your account, nor to provide consent to the Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

(1)	Your warrants may be exchanged at the exchange rate of 0.250 shares of Granite Ridge Common Stock for every one of your warrants properly tendered for exchange.
(2)

The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation-General Terms-Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

(3)

By tendering your warrants for exchange, you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your warrants in the Offer and you may not tender your warrants without consenting to the Warrant Amendment.

(4)	The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on June 16, 2023, or such later time and date to which the Company may extend the Offer.

If you wish to have us tender any or all of your warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching, and returning to us the attached Instructions Form. If you authorize us to tender your warrants, we will tender for exchange all of your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on June 16, 2023, or such later time and date to which the Company may extend the Offer.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your warrants exchanged and, if so, how many warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Granite Ridge Resources, Inc.

for

Shares of Common Stock

of

Granite Ridge Resources, Inc.

and

Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed prospectus/offer to exchange dated May 19, 2023 (the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants to purchase the Company’s common stock, par value $0.0001 per share (“Common Stock”).

The undersigned hereby instructs you to tender for exchange the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, warrants properly tendered and accepted and not validly withdrawn constitute the undersigned’s validly delivered consent to the Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Time, on June 16, 2023, or such later time and date to which the Company may extend the Offer (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended, or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the Common Stock and the warrants is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Number of warrants to be exchanged by you for the account of the undersigned:

* No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Common Stock on the New York Stock Exchange on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

** Unless otherwise indicated it will be assumed that all warrants held by us for your account are to be exchanged.

**
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